Exhibit 12.1

CALCULATION OF EARNINGS TO FIXED CHARGES RATIO SUCCESSOR COMPANY



                                         										     Year ended
										                                            March 31, 1998
									                                        (POUNDS)          $

                                 									      (Amounts in millions)
Earnings

Pretax income from continuing operations             16             26
Adjustments to include distributed income
of less than 50% owned persons                        -              -
Add: Amortization charge on capitalized interest      1              2
Less: Interest capitalized in the period              -              -
									                                          	____           ____
Total earnings before fixed charges                  17             28
										                                          ____           ____

Fixed charges

Interest expense                                    121            203
Interest capitalized                                  -              -
									                                          ____           ____
Total fixed charges                                 121            203
									                                         	____           ____
Total earnings and fixed charges                    138            231

Ratio of earnings/fixed charges                             1.1

CALCULATION OF EARNINGS TO FIXED CHARGES RATIO PREDECESSOR COMPANY


                               		     Year ended March 31
																	                                                        Proforma
																		                                                         year
																	                                                            ended
										                                                              	March 31

                         		       			1994         1995         1996       1997            1997
							                            (POUNDS)    (POUNDS)     (POUNDS)    (POUNDS)       (POUNDS)
												                          (Amounts in millions)

Earnings
Pretax income from continuing
 operations                         143         219           507        39              26
Adjustments to include distributed
    income of less than 50%
    owned persons                     2          (1)            -         -               -
Add: Amortization charge on
     capitalized interest             -           1             1         1               1
Less: Interest capitalized in
 the period                          (6)          -             -         -               -
								                            ____        ____          ____      ____            ____
Total earnings before
 fixed charges                      139          219          508        40              27
                        								    ____        ____          ____      ____            ____


Fixed charges

Interest expense                     18           23           46        48             122
Interest capitalized                  6            -            -         -               -
								                           ____         ____          ____      ____            ____
Total fixed charges                  24           23           46        48             122
								                           ____         ____          ____      ____            ___

Total earnings and
 fixed charges                      163          242          554        88             149
Ratio of earnings/fixed charges     6.8         10.5         12.0       1.8             1.2